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                                 LOUDCLOUD, INC
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Press Contacts:
Zenobia Austin                                         Robert Nachbar
Loudcloud, Inc.                                        Barokas Public Relations
408/212-5220                                           206/264-8220
zenobia@loudcloud.com                                  robert@barokas.com

                  LOUDCLOUD ANNOUNCES EXECUTIVE APPOINTMENTS

Sunnyvale, CA, June 26, 2002 - Loudcloud Inc., soon to be rebranded as Opsware Inc. (NASDAQ: LDCL), the leading provider of IT Automation software, today announced the appointment of Jim Dimitriou as executive vice president of sales and customer operations, and Sharmila Shahani as senior vice president of marketing.

In addition to his previous duties as executive vice president of customer operations, Dimitriou will now have responsibility for all of the company's sales. Shahani has responsibility for the strategy and execution of all marketing activities, including Opsware product management and marketing, corporate communications, corporate marketing and partner marketing.

In a separate announcement today, Loudcloud, soon to be rebranded as Opsware, Inc. unveiled Opsware System 3, the first release of Opsware available for enterprises and corporate data centers. Opsware is the first software system to fully automate the complete lifecycle of managing servers and business applications.

"Jim and Sharmila bring a wealth of enterprise software sales, marketing and integration experience directly applicable to Opsware Inc.'s business and strategic direction," said Ben Horowitz, president and CEO of Loudcloud, soon to be rebranded as Opsware, Inc.. "Jim has a proven track record in selling and delivering large customer deployments, and his new role gives us strong synergies as we sell and implement Opsware to clients. Combined with Sharmila's expertise in marketing software and track record in execution, they give us a great advantage as we address enterprise needs and lead the way in the fast growing market of IT automation."

Prior to joining the company, Dimitriou was vice president and managing partner of Computer Sciences Corp.'s (CSC) western region and its National ICE (Information, Communication and Entertainment) industry for the consulting group. While at CSC, Dimitriou led the effort that established CSC as a serious competitor in the systems integration market. Prior to CSC, Dimitriou spent 11 years with Andersen Consulting selling and managing large and complex systems integration engagements. In all, Jim brings 21 years of sales management and execution experience to bear on Opsware Inc.'s client-facing teams. Dimitriou received his BA in economics from Carleton College and attended the Stanford Executive Management Program.

Before joining the company, Shahani served as vice president of marketing and business development for Totality, a privately held managed services provider focused on e-business operations. Previously, she was vice president of product marketing for America Online's E-commerce Services group. As the business owner for strategic e-commerce services, Shahani drove product strategy, programming, online and offline marketing, and strategic partnerships. Upon AOL's acquisition of Netscape, Shahani was a key member of the integration committee focused on developing the product and marketing strategy for iPlanet. Prior to this, Ms. Shahani was vice president of product marketing at Netscape Communications, responsible for Netscape's complete infrastructure product line. She was also an early member of Kiva Software, a leading Application Server company, and led marketing for the company until Netscape's acquisition of Kiva Software. Shahani also held managerial positions at Microsoft and Hewlett-Packard. Shahani received her Masters in Management from the Kellogg Graduate School and her BA in Business & Economics, and BS in Computer Science from Northwestern University.

In conjunction with last week's announcement that EDS will purchase Loudcloud's managed services business, Shellye Archambeau, Chief Marketing Officer and executive vice president of sales, will stay on through the transition of current managed services clients to EDS. "Shellye played an instrumental role in building the Loudcloud sales organization and driving our managed services sales efforts, and we wish her well," said Horowitz.

About Loudcloud

Loudcloud, to be re-branded as Opsware Inc, is a leading provider of IT automation software, offering a complete solution for enterprises, government agencies and service providers looking to reduce costs and increase IT efficiencies. The Opsware System automates the complete IT lifecycle including provisioning, deploying, changing, scaling, securing, recovering, consolidating, auditing and reallocating servers and business applications. Opsware is the foundation of Loudcloud's software-powered managed services business and has been proven to lower costs, accelerate change and increase service quality. For more information on Opsware Inc., please visit our Web site at www.opswareinc.com or www.opsware.com.

                                     # # #

Loudcloud and Opsware are service marks and trademarks of Loudcloud, Inc. All other product names, service marks, and trademarks mentioned herein are trademarks of their respective owners.

Loudcloud investors and security holders are advised to read the preliminary proxy statement regarding the transaction with EDS and other relevant documents filed with the SEC, because they contain important information on the proposed transaction. Our preliminary proxy statement was filed with the SEC on June 20, 2002. You may obtain documents filed with the SEC free of charge at the SEC's web site at www.sec.gov. In addition, you may also obtain documents filed by Loudcloud by requesting them in writing from Loudcloud, Inc., 599 N. Mathilda Avenue, Sunnyvale, CA 94085, Attn: Ken Tinsley.